EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant is the parent company of Dollar Tree Stores, Inc., a retail company, Dollar Tree Distribution, Inc., a distribution and warehousing company, and Greenbrier International, Inc, a sourcing company.  Dollar Tree Management, Inc., a management services company, is a subsidiary of Dollar Tree Stores, Inc. Dollar Tree Stores, Inc., Dollar Tree Distribution, Inc. and Dollar Tree Management, Inc. are Virginia companies. Greenbrier International, Inc. is a Delaware company.  The registrant also is the parent company of Dime Merger Sub, Inc. and Family Tree Escrow, LLC which were formed to facilitate the acquisition of Family Dollar Stores, Inc. Dime Merger Sub, Inc. is a Delaware Company. Family Tree Escrow, LLC is a Virginia limited liability company. The registrant also indirectly holds an interest in Dollar Tree Stores Canada, Inc., a British Columbia company.  Certain other subsidiaries are not included because, when considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary as of January 31, 2015.

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